Exhibit 99.1

Imperial Signs Agreement to Buy Heartland Properties

Evansville, IN, …. September 13, 2010 (Symbol ….IPMN) Imperial Petroleum, Inc. announced that it has signed a purchase and sales agreement to purchase the Heartland Properties in eastern Kentucky. Imperial will be the Stalking Horse Bidder in the sale to be conducted by the Receiver for the Heartland Entities and Partnerships under court order. The project covers some 5,000 acres in the Devonian shale gas play with production from 25 wells of approximately 400 mcfpd and several miles of gathering system. The remainder of the wells are cased and perforated but have not been fracture stimulated. Under the terms of the acquisition agreement, if consummated, Imperial will pay approximately $4.95 million for the assets including $0.45 million in cash with the balance in other consideration. The sale is subject to approval by each of the United States Bankruptcy Court and by the United States District Court for the Western District of Kentucky and subject to the sales procedures posted in connection with the planned sale.

The President of Imperial, Jeffrey T. Wilson said, “We took over operations of the Heartland assets a few months ago on behalf of the court-appointed Receiver, posted plugging bonds, began clearing up well violations with the State of Kentucky and have negotiated a new compressor site lease to prepare to re-start production. The effective date of the purchase is September 1, 2010 and we expect to have gas flowing again from the producing wells by the end of September. We anticipate the sale procedure to conclude and the sale to be finalized before December 31, 2010.

Imperial is an oil and natural gas exploration and production company headquartered in Evansville, Indiana.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

CONTACT: Imperial Petroleum, Inc.

Jeffrey T. Wilson, 812-867-1433

email: jtwilsonx1@aol.com